ACTIVESHARES® ETFs
AP REPRESENTATIVE CONFIDENTIALITY & UNDERTAKINGS AGREEMENT
This AP Representative Confidentiality Agreement (this “Agreement”) is entered into by and among ____________________ (“AP Representative”), _________________ (“Clearing Broker”), as clearing broker for the AP Representative, and the _______________ (the “Trust”), an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of each of its separate series (each, a “Fund” and collectively, the “Funds”). Capitalized terms used herein and not otherwise defined have the meaning assigned to them in Section 6 of this Agreement.
WHEREAS, the Trust is registered as an investment company under the 1940 Act and offers shares of the Funds, each constituting individual investment portfolios, that operate as exchange-traded funds pursuant to an exemptive order issued to the Trust by the SEC (the “ActiveShares® Exemptive Order”);
WHEREAS, the ActiveShares® Exemptive Order authorizes the Trust to operate actively-managed exchange traded funds that do not provide daily portfolio holdings disclosure;
WHEREAS, in order to effect partial or fully in-kind purchases and redemptions of shares of the Funds, the Trust and each of the Funds agrees to disclose to the AP Representative, on a confidential basis, the applicable Deposit Securities and Redemption Securities required for in-kind creations and redemptions by such Fund on such Business Day, prior to the opening of business on each Business Day;
WHEREAS, the shares of each Fund offered by the Trust (now or in the future) (the “Shares”) may be purchased from or redeemed to the Trust by entities (each, a “Participant” and, collectively, “Participants”) that have entered into, and pursuant to, an authorized participant agreement (the “Authorized Participant Agreement”) with the distributor of each Fund (the “Distributor”) at a price based on each Fund’s calculation of its net asset value (“NAV”) per Share at the end of the Business Day (subject to applicable Law and the terms of the Fund’s prospectus);
WHEREAS, each Participant is required to enter into an agreement with an AP Representative that has been approved by the Trust to serve as agent for the Participant to purchase and deliver Deposit Securities and accept and sell Redemption Securities (a “Confidential Account Agreement”) in connection with Purchase Orders and/or Redemption Orders carried out on a partial or fully in-kind basis, and the Trust has approved the AP Representative named above to maintain trading accounts for one or more Participants (the “Confidential Accounts”), to be carried and cleared by Clearing Broker, through which the AP Representative can execute Purchase and/or Redemption Orders for Participants on an in-kind basis or partial in-kind basis without disclosing the composition of the Deposit Securities or Redemption Securities to the Participants: and
WHEREAS, the AP Representative, the Clearing Broker and the Trust wish to agree upon procedures for processing of Purchase Orders and/or Redemption Orders, on an in-kind or partial in-kind basis, by the AP Representative, through the Clearing Broker, for Participants through their Confidential Accounts.
NOW THEREFORE, the parties hereto, intending to be legally bound and in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:
1.     CONFIDENTIAL INFORMATION
As used in this Agreement, “Confidential Information” shall mean the identity and weighting of the Deposit Securities and Redemption Securities of each Fund required in connection with an in-kind or partial in-kind Purchase Order or Redemption Order on a given Business Day. Notwithstanding the foregoing, if the identity and weighting of any specific Deposit Security and Redemption Security is disclosed on the Fund’s website or is otherwise publicly disclosed in compliance with the ActiveShares® Exemptive Order (as would be the case, for example, if a security were subject to a prolonged trading halt), such publicly-disclosed information will not be deemed to be Confidential Information during the period in which such information is disclosed on the Fund’s website or otherwise publicly disclosed. Confidential Information does not include information that is publicly disclosed by the Fund or by any other person without breach of a confidentiality agreement with the Fund, such as in annual and semi-annual reports to shareholders, quarterly reports publicly filed with the SEC, or more frequent disclosure that the Fund may make on its website. Confidential Information does not include information provided by the AP Representative or the Clearing Broker to the Participant (absent the identity and weighting of the Deposit and Redemption Securities) regarding the percentage completed or value traded of a Purchase or Redemption Order or regarding the execution, clearing and settlement of a Purchase or Redemption Order (absent identification of the Deposit and Redemption Securities).

2.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE TRUST
    The Trust agrees that it shall use reasonable efforts to provide the Confidential Information to the AP Representative prior to the opening of business on each Business Day. The Confidential Information will be conveyed through a secure file sharing system, that provides encryption and authentication capabilities, or similar means of communication, as mutually agreed from time to time, by the Parties. Neither the AP Representative nor the Clearing Broker will be liable for any breach in security, mistake, omission or error with respect to any Confidential Information conveyed by the Trust through the secure file sharing system other than breaches to the extent due to erroneous instructions provided by the AP Representative or the Clearing Broker or mistakes in handling the Confidential Information by the AP Representative, the Clearing Broker or their representatives. To the extent it is consistent with the best interests of shareholders, the Trust will also use its commercially reasonable efforts to accept any Written Request from an AP Representative [including a request from the AP Representative following a request to such AP Representative from an agent appointed by the AP Representative or the Trust to compare a Participant’s restricted list to the list of Deposit and Redemption Securities (the “Screening Agent”)] to substitute cash-in-lieu of any Deposit Security or Redemption Security: (i) when a Deposit Security or Redemption Security appears on Participant’s restricted list [and is identified by the Screening Agent or by the AP Representative’s order entry system as being a match]; (ii) when directed to do so by the Participant; or (iii) when an AP Representative reasonably determines that it will not be able to purchase the required amount of a Deposit Security or sell the required amount of a Redemption Security on the Purchase Date or Redemption Date, as applicable.

3.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE AP REPRESENTATIVE AND CLEARING BROKER

a.
Each of the AP Representative and the Clearing Broker is duly registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

b.	The Clearing Broker is a member in good standing of the National Securities Clearing Corporation (“NSCC”) and acts as clearing broker for the AP Representative.

c.	Neither the AP Representative nor the Clearing Broker is an Affiliated Person of any Participant for which the AP Representative acts as authorized person representative.

d.
Each of the AP Representative and the Clearing Broker agrees not disclose the Confidential Information to any Affiliated Person or agent except as necessary to carry out its duties under a Confidential Account Agreement or to any Participant, any Affiliated Person or agent of the Participant, or other person except as required by applicable Law to which the AP Representative or the Clearing Broker, as applicable, is subject.

e.
Neither the AP Representative nor the Clearing Broker will use the Confidential Information for any purpose other than executing, clearing and settling Purchase Orders and Redemption Orders with a Fund on behalf of a Participant.

f.
Each of the AP Representative and the Clearing Broker undertakes to confirm as reasonably requested by the Trust, not less frequently than annually, that it has not used and will not use the Confidential Information for any purpose other than executing Purchase and Redemption Orders on behalf of a Participant.

g.	Each of the AP Representative and the Clearing Broker undertakes to ensure that its representatives who are involved in effecting, settling or clearing transactions in a Participant’s Confidential Account do not share Confidential Information with other personnel of the AP Representative, the Clearing Broker or their Affiliated Persons, other than on a need-to-know basis, or with any third party (except as required to carry out its obligations pursuant to this Agreement, or by applicable Law or pursuant to a request from a regulatory body of applicable jurisdiction).

h.
Each of the AP Representative and the Clearing Broker undertakes to segregate the assets held in the AP’s Confidential Account from the proprietary trading accounts of the AP Representative and the Clearing Broker and from the trading accounts of other customers of the AP Representative and the Clearing Broker.

i.	Each of the AP Representative and the Clearing Broker undertakes to maintain records with respect to the Participant’s Confidential Account in accordance with applicable Law.

j.
Each of the AP Representative and the Clearing Broker, as applicable, has established and will maintain and enforce written policies and procedures reasonably designed to ensure, in connection with each Purchase Order effected through the Participant’s Confidential Account, that: (i) the Balancing Amount and the Cash Creation Amount will be delivered to the Participant’s Confidential Account, on or prior to the settlement date for the purchase of the Deposit Securities; and (ii) Deposit Securities will be purchased for the Participant by the AP Representative on the date on which the Purchase Order is accepted by the Distributor, in accordance with the Participant’s standing instructions, and will be delivered to the applicable Fund issuing the creation unit, together with the Balancing Amount, on or prior to the settlement date for such Purchase Order, in exchange for the creation unit purchased by the Participant.

k.
Each of the AP Representative and the Clearing Broker, as applicable, has established and will maintain and enforce written policies and procedures reasonably designed to ensure, in connection with each Redemption Order effected through the Participant’s Confidential Account, that: (i) the creation unit tendered for redemption by the Participant, together with the Balancing Amount, will be delivered to the Participant’s Confidential Account on or prior to the settlement date for the Redemption Order for delivery to such Fund; (ii) the creation unit, together with the Balancing Amount, will be tendered to the applicable Fund on or before the settlement date for the Redemption Order, in exchange for the Redemption Securities; and (iii) the Redemption Securities will be sold for the Participant by the AP Representative through the Confidential Account on the date on which the Redemption Order is accepted by the Distributor, in accordance with the Participant’s standing instructions. The sale of the Redemption Securities will settle in the CNS system of NSCC or DTC and the proceeds of such sale will be distributed to the Participant in exchange for the creation unit tendered for redemption by the Participant. Notwithstanding the above, the neither the AP Representative nor the Clearing Broker makes any representation or warranty that the Participant, with respect to any Redemption Order placed for the purpose of redeeming any creation unit, owns (within the meaning of Rule 200 of Regulation SHO) the requisite number of Shares, or (ii) will have reasonable grounds to believe that the requisite number of Shares can be borrowed (as contemplated by Rule 203(b)(1) of Regulation SHO).

l.
Each of the AP Representative and the Clearing Broker represents and warrants that it has established and will maintain and enforce (i) adequate and effective information barriers necessary to protect the dissemination of the Confidential Information to their Affiliated Persons or agents, (ii) reasonable cyber security and data protection procedures designed to prevent unauthorized access of data, including the Confidential Information, to third parties or unauthorized persons, and (iii) adequate insider trading policies and procedures designed to prevent the misuse of material, nonpublic information by the AP Representative, the Clearing Broker or any Affiliated Person or agent of either of the AP Representative or the Clearing Broker. Further, the AP Representative undertakes to confirm upon reasonable request, not less than annually, that it and its Clearing Broker continues to have adequate and effective information barriers, cyber security and data protection procedures, and insider trading policies and procedures.

m.
If the AP Representative or the Clearing Broker at any time becomes aware that the Confidential Information has been disclosed to an unauthorized person, the AP Representative will promptly notify the Trust of such disclosure, including the specific Confidential Information, if known, that has been disclosed and the extent of the disclosure.

n.
The AP Representative relies on the Clearing Broker to fully enable its participation in NSCC, the Depository Trust Company (“DTC”) and the CNS Clearing Process.  The Clearing Broker represents that it: (i) is a DTC Participant, (ii) a member of NSCC; (iii) has the ability to transact through the CNS Clearing Process, and (iv) has the ability to transact outside the CNS Clearing Process through such processes designated by a Fund.

4.	PROCEDURES FOR AP REPRESENTATIVE TO PROCESS PURCHASE ORDERS AND REDEMPTION ORDERS FOR PARTICIPANTS

a.	Procedures for Purchase Orders:

i.
Prior to purchasing Deposit Securities for a Participant through the Participant’s Confidential Account, the AP Representative must confirm with the Distributor: (i) that the Participant’s Purchase Order was duly accepted (including through a notice addressed to the AP Representative through the order entry system or by electronic message or email); (ii) the settlement date for the Purchase Order; and (iii) that the Fund to which the Purchase Order relates has not suspended creations.

ii.
In order to request a partial in-kind Purchase Order due to ownership restrictions of the Participant or a reasonable belief by the AP Representative that it will be unable to purchase certain of the Deposit Securities on the Purchase Date, the AP Representative, [after checking with the Screening Agent for matches between the Participant’s restricted list submitted to the Screening Agent and the Deposit Basket] or learning from the AP Representative’s own execution desk that certain Deposit Securities are not able to be purchased on such day in the amount required by the Deposit Basket, must submit a Written Request to the Trust, no later than [3:30] p.m. New York Time on a Purchase Date, identifying each Deposit Security for which the Confidential Account wishes to deliver cash-in-lieu of the Deposit Security. The Trust will, to the extent the request is consistent with the best interests of Fund shareholders, use its commercially best efforts to accommodate such request. If the Trust cannot accommodate the request, then the Trust must either allow the Participant to effect the Purchase Order on an all-cash basis or reject the Purchase Order (which rejection may be delivered through the Fund’s Distributor through the order entry system for creation and redemption orders, through email or electronic messaging or otherwise). Submission of a Written Request for cash-in-lieu of one or more Deposit Securities shall not be discretionary by the AP Representative when so requested by a Participant [or by a Screening Agent].

iii.
The AP Representative undertakes to use appropriate trading practices, such as breaking a purchase transaction for Deposit Securities into multiple transactions or transacting in multiple marketplaces, to avoid revealing the identity and weighting of the Deposit Securities and, at the same time, to effect such transactions in a manner that is consistent with instructions provided by the Participant.

iv.
In the event that an AP Representative does not believe that it is reasonably able to comply with the instructions provided by a Participant, it must require the Participant to provide alternative instructions and, unless the Participant and AP Representative have agreed otherwise, it must wait to receive such instructions prior to proceeding with execution of the Purchase Order for the Participant.

b.	Procedures for Redemption Orders:

i.	Prior to selling Redemption Securities for a Participant through the Participant’s Confidential Account, the AP Representative must confirm with the Distributor: (i) that the Participant’s Redemption Order was duly accepted; (ii) the settlement date for the Redemption Order; and (iii) that the Fund to which the Redemption Order relates has not suspended redemptions.

ii.
In order to request a partial in-kind Redemption Order due to ownership restrictions of the Participant or a reasonable belief by the AP Representative that it will be unable to sell certain of the Redemption Securities on the Redemption Date, the AP Representative must submit a Written Request to the Trust, no later than [3:30] p.m. New York Time on a Redemption Date, identifying each Redemption Security for which the Confidential Account wishes to deliver cash-in-lieu of the Redemption Security. The Trust will, to the extent the request is consistent with the best interests of Fund shareholders, use its commercially best efforts to accommodate such request. If the Trust cannot accommodate the request, then the Trust must either allow the Participant to effect the Redemption Order on an all-cash basis or reject the Purchase Order (which rejection may be delivered through the Fund’s Distributor through the order entry system for creation and redemption orders, through email or electronic messaging or otherwise). Submission of a Written Request for cash-in-lieu of one or more Redemption Securities shall not be discretionary by the AP Representative when so requested by a Participant [or by a Screening Agent].

iii.
The AP Representative undertakes to use appropriate trading practices, such as breaking a sale transaction of the Redemption Securities into multiple transactions and transacting in multiple marketplaces, to avoid revealing the identity and weighting of the Redemption Securities and, at the same time, to effect such transactions in a manner that is consistent with instructions provided by the Participant.

iv.
To the extent that settlement of the sale of Redemption Securities does not occur on the scheduled settlement date, the Clearing Broker will close-out any fail-to-deliver position in accordance with Regulation SHO on the Participant’s behalf. Neither the Clearing Broker nor the AP Representative assumes any liability for a fail to deliver under Rule 204 of Regulation SHO.

5.    INDEMNIFICATION; LIMITATION OF LIABILITY
This Section shall survive the termination of this Agreement.

a.
The AP Representative and the Clearing Broker, jointly and severally (the “APR Indemnifying Party”) hereby agree to indemnify and hold harmless the Trust, its Affiliated Persons, each Fund board director or trustee and their respective employees and agents (each a “Trust Indemnified Party”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees, collectively “Losses”) incurred by such Trust Indemnified Party as a result of third party actions alleging: (i) any breach by the APR Indemnifying Party of any provision of this Agreement applicable to it; (ii) any failure on the part of the APR Indemnifying Party to perform any of its obligations set forth in this Agreement; (iii) any failure by the APR Indemnifying Party to comply with applicable Law with respect to performance of its obligations hereunder; (iv) any representation or warranty by such APR Indemnifying Party in this Agreement that is materially inaccurate or incomplete; and (v) actions of such Trust Indemnified Party in reliance upon any notice or instructions provided by the APR Indemnifying Party and reasonably believed by such Trust Indemnified Party to be genuine and authorized under the terms of this Agreement. The foregoing shall not apply to any Losses incurred by such Trust Indemnified Party arising out of any Trust Indemnified Party’s fraud, bad faith, willful misconduct, gross negligence or reckless disregard of its duties hereunder.

b.
The Trust (the “Trust Indemnifying Party”) hereby agrees to indemnify and hold harmless the AP Representative, the Clearing Broker, their Affiliated Persons and their agents (each an “APR Indemnified Party”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees, collectively “Losses”) incurred by such APR Indemnified Party as a result of third party actions alleging: (i) any breach by the Trust Indemnifying Party of any provision of this Agreement applicable to it; (ii) any failure on the part of the Trust Indemnifying Party to perform any of its obligations set forth in this Agreement; (iii) any failure by the Trust Indemnifying Party to comply with applicable Law with respect to performance of its obligations hereunder; (iv) any representation or warranty by such Trust Indemnifying Party in this Agreement that is materially inaccurate or incomplete; and (v) actions of such APR Indemnified Party in reliance upon any notice or instructions provided by the Trust Indemnifying Party and reasonably believed by such APR Indemnified Party to be genuine and authorized under the terms of this Agreement. The foregoing shall not apply to any Losses incurred by such APR Indemnified Party arising out of any APR Indemnified Party’s fraud, bad faith, willful misconduct, gross negligence or reckless disregard of its duties hereunder.

c.
The AP Representative and the Clearing Broker will not be liable for, and shall be indemnified and held harmless by the Trust from and against all direct damages incurred by AP Representative and/or the Clearing Broker for any errors in transmissions occurring between the Trust, its Distributor or any other service provider to the Trust and NSCC or DTC caused by the gross negligence, willful misconduct or fraud of the Trust, its Distributor or any other service provider to the Trust.

d.	The Indemnifying Party undertakes to perform such duties as are expressly applicable to it hereunder, and no implied covenants or obligations shall be read into this Agreement.

e.
The APR Indemnified Parties and the Trust Indemnified Parties that are not named Parties to this Agreement shall be third party beneficiaries of this Agreement and shall be entitled to claim their indemnification rights against the Trust Indemnifying Party and the APR Indemnifying Party, respectively.

f.
In no event shall any Party be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if such Parties have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any Party be liable for the acts or omissions of the CNS Clearing Process, DTC, NSCC, or any securities depository, clearing corporation, exchange or communications service.

6.    DEFINITIONS
The capitalized terms that are not defined elsewhere in the Agreement are defined as follows. The terms defined below shall include the plural or singular thereof as the context may require.

a.
“Affiliated Person” shall have the meaning given to it by Section 2(a)(3) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order applicable to the Trust or its investment adviser.

b.	“APR Indemnified Party” shall have the meaning set forth in Section 5(b).

c.	“APR Indemnifying Party” shall have the meaning set forth in Section 5(a).

d.
“Authorized Person” means a person that is authorized to give instructions relating to any activity contemplated by this Agreement or any other notice, request or instruction on behalf of the Participant.

e.
“Balancing Amount” shall mean the estimated additional cash amount needed to cover transaction fees, fractional shares and other specified costs payable to the Fund to purchase the Deposit Securities underlying a single creation unit of the Fund or to transfer or sell Redemption Securities underlying a single creation unit of the Fund.

f.	“Business Day” shall mean each day on which the New York Stock Exchange is open for regular trading.

g.	“Cash Creation Amount” shall mean the estimated amount of cash required by an Participant to purchase the Deposit Securities underlying a single creation unit of the Fund.

h.
“CNS Clearing Process” means the applicable clearing process specified for any Fund, including but not limited to those effected through the facilities of DTC, the Federal Reserve System, the Continuous Net Settlement clearing processes of NSCC, Euroclear, the Custodian, local sub-custodians and/or any subset or combination thereof.

i.	“Creation Date” means the date on which a Purchase Order is submitted by a Participant and accepted by the applicable Fund, including through the Distributor.

j.	“Creation Basket” means the Deposit Securities and Balancing Amount required to purchase a creation unit of a Fund on a Creation Date.

k.
“Deposit Securities” means a designated portfolio of securities for an in-kind deposit, as determined from time to time in the sole discretion of the applicable Fund, in accordance with the terms of its prospectus, and the identities of which will be disclosed daily by the Fund to the AP Representative on a confidential basis and which the AP Representative will not disclose to any Participant.

l.	“Distributor” means the principal underwriter for a Fund, as named in the Fund’s prospectus.

m.	“DTC” means The Depository Trust Company.

n.	“DTC Participant” means a person that is eligible and authorized to participate in the DTC direct registration system.

o.	“FINRA” means the U.S. Financial Industry Regulatory Authority, Inc.

p.
“Law” means any rule, regulation, statute, order, ordinance, guideline, pronouncement, code or other legally enforceable requirement, including common law, state and federal laws or securities laws and laws of foreign jurisdictions, guidance of the Staff of the SEC or FINRA and, with respect to a Party, the rules and regulations of any self-regulatory organization of which such Party or, to the extent relevant to the performance of a Party’s obligations under this Agreement, such Party’s Affiliated Person, is a member, or securities market on which shares of a Fund are listed.

q.	“NSCC” means the National Securities Clearing Corporation.

r.	“Party” means the AP Representative, the Clearing Broker and the Trust.

s.	“Purchase Order” means an irrevocable order to purchase Shares by a Participant.

t.	“Redemption Basket” means the Redemption Securities and Balancing Amount required to purchase a creation unit of a Fund on a Redemption Date.

u.	“Redemption Date” means the date on which a Redemption Order is submitted by a Participant and accepted by the applicable Fund, including through the Distributor.

v.
“Redemption Securities” means a designated portfolio of securities for an in-kind redemption, as determined from time to time in the sole discretion of the applicable Fund, and the identities of which will be disclosed daily by the applicable Fund to the AP Representative on a confidential basis and which the AP Representative will not disclose to any Participant.

w.	“Redemption Order” means a request to redeem shares by a Participant.

x.	“SEC” means the U.S. Securities and Exchange Commission.

y.	“Trust Indemnified Party” has the meaning set forth in Section 5(a).

z.	“Trust Indemnifying Party” has the meaning set forth in Section 5(b).

aa.
“Written Request” means a written communication delivered through a secure file sharing system, SWIFT or other electronic messaging or email with confirmed delivery status notification or other written form, as agreed between the Distributor and the AP Representative.

7.     TERMINATION, AMENDMENT AND ASSIGNMENT
The appointment of the AP Representative, with respect to any particular Participant, is subject to the prior written consent, evidenced by this Agreement, of the Trust. That consent may be revoked, and this Agreement terminated, immediately upon prior written notice to the AP Representative and the Participants who have engaged such AP Representative by the Trust.
In addition, this Agreement may be terminated at any time by the AP Representative upon sixty days prior written notice to the Trust and may be terminated earlier by either Party at any time in the event of a breach by the other Party of any provision of this Agreement. Provided, however, that if the AP Representative is the only entity acting as an AP Representative for Participants with respect to any Fund, the AP Representative shall continue in its capacity in respect to partial and full in-kind Orders to the Fund, and remain a party to this Agreement, until such time as the Trust has consented to the appointment of another AP Representative, as evidenced by a separate AP Representative Confidentiality and Undertaking Agreement between the Trust and such replacement AP Representative. This Agreement may not be assigned by any Party, except in connection with the sale of all or substantially all of such Party’s business to another person.
This Agreement supersedes any prior such agreement of the same subject matter between the Parties. This Agreement may not be amended except by a writing signed by the Parties. This Agreement is subject to the terms and conditions of the exemptive and regulatory relief provided to the Trust by the SEC, including without limitation the ActiveShares® Exemptive Order.

8.    GOVERNING LAW
This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK CITY AND THE APPELLATE COURTS THEREFROM OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
9.    COUNTERPARTS; SEVERANCE
This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supranational body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement, as so modified, continues to express, without material change, the original intentions of the Parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations or expectations of the Parties to this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.
DATED: ____________________
[AP REPRESENTATIVE]
By:

__________________________________
Name:
Title:
[CLEARING BROKER]
By:

__________________________________
Name:
Title:

[TRUST]
By:

__________________________________
Name:
Title: